Exhibit 10.1

FY 2005 Incentive Plan Description

Purpose

The Incentive Plan is designed to motivate and reward participants for the achievement of fiscal year financial and non-financial objectives that directly contribute to the success of the various business groups and Cadmus overall.

Eligibility

Participation in the Plan is limited to key managers at the Corporate and Group levels who have accountability for and significant impact on business strategy, business growth and profitability. Participants must be in salary grade 18 and above and their participation must be confirmed at the beginning of each Plan year. Participants must still be employed at the time of distribution, generally late August following completion of the fiscal year. A minimum of six months service in an eligible position generally is required for participation in the Plan. Awards to individuals with less than one year’s participation will be prorated based on the tenure in the eligible position.

Target Incentive Award

The Target Incentive Award is the amount that the participant is eligible to receive if the combined, weighted performance against the Plan objectives equals an overall achievement level of 100%. Depending upon the scope and impact of the participant’s position, Target Incentive Awards range from 10% to 60% of base salary.

In addition, participants are evaluated based on personal performance and objectives, which are set at the beginning of the year. For all group participants, one common individual goal will be the achievement of the group’s overall sales budget for FY2005. The level of achievement for each participant’s overall performance and accomplishment of objectives also impacts the award. The actual award received by the participant could be substantially higher or lower than the target amount as a result of his or her individual performance.

Corporate participants are evaluated based on Earnings Per Share (EPS) and business group participants on Operating Profit (OP) for their group with an added “Cadmus Factor” based on EPS.

First Half Awards

No midyear payments will be made for FY 2005.

General Plan Provisions

Participation in the Plan terminates on the date the participant terminates employment with Cadmus, whether voluntary or involuntary.

With the exception of disability, retirement or death, participants must be actively employed on the date the awards are paid in order to receive an incentive award. Cadmus, at its sole discretion, may make an award to a former associate, or to the former associate’s estate, in such amount as it deems appropriate.

Should a participant transfer to another business group during the Plan year, the final award will be jointly determined and prorated for the time spent in each group.

Incentive award recommendations for all Plan participants are to be submitted to the Senior Vice President, Human Resources and Corporate Secretary by August 15, 2005. Award recommendations require approval by the CEO before submission to the Human Resources and Compensation Committee (HRCC) of the Board of Directors. Documentation of individual objectives and accomplishments may be required to be submitted along with the award recommendations at year-end. All awards are established and payment amounts are determined by the HRCC.

The HRCC reserves the right to adjust the overall incentive pool and/or individual incentive awards in its discretion for such matters and amounts as deemed necessary to meet minimally acceptable EPS requirements, to adjust for individual or division performance that falls below the Plan threshold or above the Plan maximum, or to adjust for individual performance determined by the HRCC to require either positive or negative adjustment.

Payments will be made to participants in cash as soon as practical after the HRCC meeting in August 2005.

Nothing in this FY 2005 Incentive Plan Description or in any action taken thereunder shall affect the Company’s right to terminate at any time and for any reason the employment of any associate who is a participant in the Plan.

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Definitions

Base Salary	The base annual salary rate of a participant as of October 1 of the Plan year or, if later, the time he or she is approved as a participant for a given year, exclusive of bonuses, commissions or any special payments

Earnings Per Share (EPS)	Net earnings, post incentive, but before unusual, one-time charges, gains or losses divided by average common shares outstanding. EPS does include ongoing savings from restructuring.

Operating Profit (OP)	Pre-incentive, operating earnings before one-time charges, gains or losses. Includes ongoing savings from restructuring.

Plan Year	The period commencing July 1, 2004 and ending June 30, 2005 for which performance is being measured.

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Illustration

Application of Factors

Target Incentive Award	X %
(as a percentage of base salary)
X Division Profit Performance Factor	0 – 150%
(as a percentage of Budgeted NOP achieved by the Division)
X Cadmus EPS Factor	75 – 125%
(as a percentage of Consolidated Budget Achieved)
X Individual Performance Ratio
• Exceptional	125%
• Met ALL Expectations	100%
• Met SOME Expectations	75%
• Did not meet Expectations	0

Note:	Notwithstanding this “illustration” of the Application of Factors, the HRCC reserves complete discretion to adjust any and all incentive award recommendations and actual awards.

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